Exhibit 3.12

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS ENERGY OFFSHORE LLC

A DELAWARE LIMITED LIABILITY COMPANY

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF TALOS ENERGY OFFSHORE LLC (this “Agreement”), effective as of January 18th, 2013, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. Talos Energy Offshore LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

2. Term. The Company shall have a perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. Talos Production LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Sole Member”).

5. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7. Management. The management of the Company is fully reserved to the Sole Member, and the Company shall not have “managers,” as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who shall make all decisions and take all actions for the Company. The Sole Member may, from time to time, designate one or more persons to be officers of the Company (an “Officer”) on such terms and conditions as the Sole Member may determine. Any Officer so designated shall have such title and authority and perform such duties as the Sole Member may, from time to time, designate. Unless the Sole Member decides otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Sole Member. Each Officer shall hold office until his successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed from time to time by the Sole Member. Any Officer may resign as such at any time. Any Officer may be removed as such, with or without cause, by the Sole Member at any time. Designation of an Officer shall not, in and of itself, create contract rights.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS ENERGY OFFSHORE LLC

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS ENERGY OFFSHORE LLC

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

SOLE MEMBER:

TALOS PRODUCTION LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

SIGNATURE PAGE OF

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

TALOS ENERGY OFFSHORE LLC